Exhibit 99.1

FOR IMMEDIATE RELEASE

Urologix Reports 48% Increase in Sequential Revenue for
Fiscal 2012 Second Quarter

  $4.7 million in revenue, 40% quarterly revenue growth year over year
  Positive cash flow in the quarter of $17 thousand
  $2 million credit facility established

MINNEAPOLIS — January 24, 2012 — Urologix®, Inc. (NASDAQ:ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today reported financial results for its fiscal second quarter ended December 31, 2011.

Second quarter fiscal year 2012 revenue totaled $4.7 million. The 48% sequential growth in revenue was attributable to 11% of sequential growth in the Company’s Cooled ThermoTherapy™ (CTT) base business and the additional benefit from the first full quarter of selling the Prostiva® Radio Frequency (RF) Therapy product following the license acquisition on September 6, 2011. Revenue grew 40% year over year, driven by the incremental contribution of Prostiva product revenue.

As of December 31, 2011, the Company’s cash balance was $1.6 million. The Company generated $17 thousand of cash in the second fiscal quarter ended December 31, 2011 compared to cash utilization of $413 thousand in the same period last year. The cash performance is a result in part of beneficial payment terms on Prostiva product inventory and the timing of royalty payments. Payments for approximately $1.3 million of Prostiva product purchased during the second quarter of fiscal year 2012 were deferred as a result of 270 day terms negotiated as part of the license agreement. On January 11, 2012, the Company also closed on a credit facility for $2 million with Silicon Valley Bank to provide additional liquidity for the ongoing integration of the Prostiva business.

“The second quarter marks the first full quarter since we announced the acquisition of the license for the Prostiva RF Therapy product line. We are encouraged with the contribution of the Prostiva product and are pleased with the first sequential growth in Cooled ThermoTherapy in four quarters. Our solid performance with both products in our portfolio this quarter demonstrates the benefit of our leading market share position supported by our recently expanded sales force,” stated Stryker Warren Jr., CEO. “We are also encouraged by our market development initiatives to increase awareness among urologists and patients of Urologix’s non-surgical alternatives to drug therapy and by the early success of our patient education seminars.”

Gross profit for the second quarter of fiscal year 2012 was $2.3 million, or 49% of revenue, compared to $1.4 million, or 45%, in the first quarter of fiscal year 2012 and $1.8 million, or 56% of revenue, in the second quarter of fiscal year 2011. Gross margin for the second quarter of fiscal year 2012 was lower than the prior year quarter due to the 45% gross margin on the Prostiva product line, which included $86 thousand of non-cash charges, or 2% of revenue, primarily for the amortization of intangible assets. In addition, there was a negative impact from the product mix in the CTT business as well as slightly lower production volumes.

Total operating expense in the second quarter of fiscal year 2012 of $3.2 million increased 24% year-over-year driven primarily by the expansion of the direct sales force that occurred with the acquisition of the Prostiva product line. General and administrative expenses in the second quarter of fiscal year 2012 also included $157 thousand of one-time legal and accounting costs related to the acquisition, as well as the initiation cost of the credit facility.

For the second quarter of fiscal year 2012, Urologix reported a net loss of $1.1 million, or $0.08 per diluted share, compared to a net loss of $712 thousand, or $0.05 per diluted share, in the second quarter of fiscal year 2011. The net loss in the second quarter of fiscal year 2012 was adversely affected by the numerous Prostiva transaction related items described above, including $213 thousand of imputed interest expense on deferred acquisition payments.

Outlook

The Company continues to expect that revenue for full year fiscal 2012 will be in the range of $18 to $20 million.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2012 second quarter results on Tuesday, January 24, 2012 at 4:00 p.m. Central Standard Time. To listen to the call, please dial 1-866-510-0711 and enter the Participant Passcode 86583253 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH).  Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort.  The Cooled ThermoTherapy™ product line includes the CoolWave® and Targis® Control Units and the CTC Advance® and Targis® catheter families.  The Prostiva® RF Therapy System distributed by Urologix delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH voiding symptoms.  Both of these products provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license.  All other trademarks are the property of Urologix.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the effectiveness of the Company’s sales and marketing strategies, the Company’s future revenue and operating performance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other documents filed with the Securities and Exchange Commission.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696

Urologix, Inc.
Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010

Sales	$4,653	$3,321	$7,795	$6,673
Cost of goods sold	2,364	1,473	4,091	2,996
Gross profit	2,289	1,848	3,704	3,677

Costs and expenses:
Selling, general and administrative	2,601	2,013	4,858	3,999
Research and development	588	556	1,069	1,102
Total costs and expenses	3,189	2,569	5,927	5,101

Operating loss	(900)	(721)	(2,223)	(1,424)
Interest income/(expense)	(213)	—	(269)	1
Loss before income taxes	(1,113)	(721)	(2,492)	(1,423)

Income tax expense (benefit)	6	(9)	11	(3)
Net loss [1]	$(1,119)	$(712)	$(2,503)	$(1,420)

Net loss per common share – basic	$(0.08)	$(0.05)	$(0.17)	$(0.10)

Net loss per common share – diluted	$(0.08)	$(0.05)	$(0.17)	$(0.10)

Weighted average number of common shares outstanding – basic	14,744	14,548	14,735	14,553

Weighted average number of common shares outstanding – diluted	14,744	14,548	14,735	14,553

1 The net loss compared to the prior year was adversely affected by a total of $456 thousand of one-time or non-cash charges related to the acquisition of the Prostiva business including: $213 thousand of non-cash imputed interest expense, $157 thousand of one-time general and administrative expenses and $86 thousand of non-cash costs of goods sold charges.

Urologix, Inc.
Balance Sheets
(Unaudited, in thousands)

	December 31, 2011	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents [1]	$1,572	$3,061
Accounts receivable, net	2,211	1,358
Inventories	1,932	1,127
Prepaids and other current assets	259	249
Total current assets	5,974	5,795
Property and equipment:
Property and equipment	11,954	11,691
Less accumulated depreciation	(11,031)	(10,830)
Property and equipment, net	923	861
Other intangible assets, net	2,393	102
Goodwill	3,307	—
Inventories	451	—
Other assets	5	5
Total assets	$13,053	$6,763

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable [1]	$2,020	$741
Accrued compensation	660	454
Deferred income	7	21
Short-term deferred acquisition payment	1,724	—
Other accrued expenses	645	541
Total current liabilities	5,056	1,757

Deferred income	9	9
Long-term deferred acquisition payment	5,227	—
Other accrued liabilities	132	151
Total liabilities	10,424	1,917

Shareholders’ equity:
Common stock	145	144
Additional paid-in capital	115,018	114,733
Accumulated deficit	(112,534)	(110,031)
Total shareholders’ equity	2,629	4,846
Total liabilities and shareholders’ equity	$13,053	$6,763

1 Accounts Payable and Cash were affected by the deferral of payment on $1.3 million of Prostiva product purchased in the quarter.

Urologix, Inc.
Condensed Statements of Cash Flows
(Unaudited, in thousands)

	Six Months Ended December 31,
	2011	2010
Operating Activities:
Net loss	$(2,503)	$(1,420)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	325	309
Employee stock-based compensation expense	199	200
Provision for bad debts	—	(36)
Loss on disposal of assets	10	10
Accretion expense on deferred acquisition payment	269	—
Change in operating items, net of acquisition:
Accounts receivable	(853)	(186)
Inventories	(38)	(180)
Prepaids and other assets	(10)	47
Accounts payable	1,279	292
Accrued expenses and deferred income	277	(259)
Net cash used for operating activities	(1,045)	(1,223)

Investing Activities:
Purchase of property and equipment	(31)	(190)
Purchase of intellectual property	—	(1)
Acquisition of business	(500)	—
Net cash used for investing activities	(531)	(191)

Financing Activities:
Proceeds from stock option exercises	87	—
Net cash provided by financing activities	87	—

Net decrease in cash and cash equivalents	(1,489)	(1,414)
Cash and cash equivalents:
Beginning of period	3,061	5,702
End of period	$1,572	$4,288

Supplemental cash-flow information
Income taxes paid during the period	$11	$5
Net amount of inventory transferred to property and equipment	$144	$38
Non-cash consideration for acquisition	$6,682	$—